ARTICLES OF INCORPORATION
OF
SIERRA VENTURES, INC.

ARTICLE ONE

The name of the corporation is SIERRA VENTURES, INC.

ARTICLE TWO

Its principal office in the state of Wyoming is located at 1620 Central Avenue, Cheyenne, Wyoming 82001. The name and address of its resident agent is AAA Corporate Services, Inc., 1620 Central Avenue, Cheyenne, Wyoming 82001.

ARTICLE THREE

The purpose or purposes for which the corporation is organized is/are to engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

ARTICLE FOUR

The amount of the total authorized capital stock of the corporation is Five Hundred Thousand Dollars ($500,000.00) consisting of Five Hundred Million (500,000,000) shares of common stock of the par value of $0.001 each.

ARTICLE FIVE

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

There is one initial member of the Board of Directors and his name and address is:

NAME	POST-OFFICE ADDRESS
Ian Jackson	800 - 1200 West 73rd Avenue,
Vancouver, British Columbia, Canada
V6P 6G5

The number of members of the Board of Directors shall not be less than one.

ARTICLE SIX

The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

Articles – Sierra Ventures, Inc.

ARTICLE SEVEN

The name and addresses of each of the incorporators signing the Articles of Incorporation are as follows:

NAME	POST-OFFICE ADDRESS
Ian Jackson	800 - 1200 West 73rd Avenue,
Vancouver, British Columbia, Canada
V6P 6G5

ARTICLE EIGHT

The corporation is to have perpetual existence.

ARTICLE NINE

In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation;

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation;

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors; and

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

Articles – Sierra Ventures, Inc.

ARTICLE TEN

A meeting of stockholders may be held outside the State of Wyoming, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Wyoming at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ARTICLE ELEVEN

This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

The corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Wyoming.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Business Corporation Act of the State of Wyoming, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of October, 2006.

/s/ “Ian Jackson”
____________________________________________
IAN JACKSON

Articles – Sierra Ventures, Inc.